As filed with the Securities and Exchange Commission on June 19, 2003.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                 June 19, 2003


                            Darden Restaurants, Inc.
             (Exact name of registrant as specified in its charter)


         Florida                      1-13666                  59-3305930
(State or other jurisdiction    (Commission file number)     (IRS employer
    of incorporation)                                      identification No.)



                 5900 Lake Ellenor Drive, Orlando, Florida 32809
                    (Address of principal executive offices)



                Registrant's telephone number, including area code:
                                 (407) 245-4000



                                 Not Applicable
           (Former name or former address, if changed since last report)

Item 5.           Other Events.
                  ------------

                  On June 19, 2003, the Company issued a news release entitled "Darden Restaurants Reports Annual and Fourth Quarter Earnings Per Diluted Share," a copy of which is being filed herewith as
                  Exhibit 99.




Item 7.           Financial Statements and Exhibits.

                  (c) Exhibits.

                      Exhibit Number
                      (by reference to
                      Item 601 of
                      Regulation S-K)     Description

                           99 Press Release dated June 19, 2003 entitled "Darden Restaurants Reports Annual and Fourth Quarter Earnings Per Diluted Share."

                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  June 19, 2003                  DARDEN RESTAURANTS, INC.



                                   By:  /s/ Paula J. Shives
                                        -----------------------------------
                                        Paula J. Shives
                                        Senior Vice President
                                        General Counsel and Secretary

                                INDEX TO EXHIBITS


Exhibit Number     Description of Exhibit


   99 Press Release dated June 19, 2003, entitled "Darden Restaurants Reports Annual and Fourth Quarter Earnings Per Diluted Share."

                                                                      EXHIBIT 99
DARDEN RESTAURANTS
Red Lobster(R)Olive Garden(R)Bahama Breeze(R)Smokey Bones(R)
www.darden.com
                                                           NEWS/INFORMATION
                                                            Corporate Relations
                                                            P.O. Box 593330
                                                            Orlando, FL  32859
                                        Contacts:
                                        (Analysts) Matthew Stroud (407) 245-6458
                                        (Media)    Jim DeSimone   (407) 245-4567
FOR RELEASE
June 19, 2003
4:30 PM EDT


                      DARDEN RESTAURANTS REPORTS ANNUAL AND
                    FOURTH QUARTER EARNINGS PER DILUTED SHARE

ORLANDO, FL, June 19 - Darden Restaurants, Inc. today reported earnings per diluted share for the fiscal year and fiscal fourth quarter ended May 25, 2003. Earnings per diluted share were $1.31 for the year on earnings after tax of $232.3 million. In fiscal 2002, earnings per diluted share were $1.30, including after tax restructuring credits of $1.6 million (a $0.01 increase in diluted earnings per share). Earnings per diluted share were 35 cents for the fourth quarter, a 13% decline versus prior year, on earnings after tax of $61.1 million.

Darden Restaurants, the world's largest casual dining company, said full year sales increased 6.6% to $4.7 billion. In the fourth quarter, sales increased 5.6% to $1.2 billion driven by new restaurant growth at each of Darden's operating companies and comparable-restaurant sales gains at Red Lobster and Olive Garden.

"We are clearly disappointed with our performance this year," said Joe Lee, Darden's Chairman and Chief Executive Officer. "We failed to deliver results consistent with our long-term objective, which is to create industry-leading shareholder value. We did not respond as effectively as needed to the competitive and other macro-economic challenges that arose this year. We are more determined than ever to focus on the keys to sustained long-term success - brilliance with the basics of operations and brand building excellence. We will deliver delicious food and exceptional service to our guests and support that with compelling creative messages. That is how we will create strong shareholder value and realize our goal of being the best in casual dining, now and for generations."

Highlights for the year and quarter ended May 25, 2003, include the following:

o Earnings after tax were $232.3 million, or $1.31 per diluted share for the fiscal year, on sales of $4.7 billion. Last year, earnings per diluted share were $1.30, including after tax restructuring credits of $1.6 million (a $0.01 increase in diluted earnings per share).

o Earnings after tax in the fourth quarter were $61.1 million, or 35 cents per diluted share, on sales of $1.2 billion. Last year, earnings after tax were $72.9 million, or 40 cents per diluted share, on sales of $1.2 billion.

                                     -MORE-

o Olive Garden's same-restaurant sales increased 0.1% in the fourth quarter, its 35th consecutive quarter of comparable-restaurant sales growth, bringing Olive Garden's increase for the fiscal year to 2.2%. Olive Garden also opened eight restaurants in the fourth quarter and 28 restaurants during fiscal 2003.

o    Red Lobster's  same-restaurant  sales increased 0.9% in the fourth quarter,
     its  22nd  consecutive  quarter  of  comparable-restaurant   sales  growth,
     bringing Red Lobster's increase for the fiscal year to 2.7%.

o Bahama Breeze opened two restaurants during the quarter to reach 34 total restaurants in operation, and its sales for the full fiscal year exceeded $137 million.

o Smokey Bones BBQ opened five restaurants during the quarter and, with a total of 20 openings during the full fiscal year, more than doubled in size to 39 restaurants in operation. Sales for Smokey Bones in fiscal 2003 were $93 million.

o Darden opened Seasons 52(SM), a new test restaurant in Orlando, FL, this fiscal year. Seasons 52 is a casually sophisticated fresh grill and wine bar with seasonally inspired menus offering fresh ingredients to create great tasting, nutritionally balanced meals lower in calories than comparable restaurant meals.

o Darden purchased 5.8 million shares of its common stock in the fourth quarter, bringing the total number of shares repurchased during the year to
     10.7 million.

Operating Highlights

OLIVE GARDEN'S fourth quarter sales of $513.1 million were 5.9% above prior year, driven primarily by revenue from 28 new restaurants opened during fiscal 2003 and a same-restaurant sales increase of 0.1%. This is the 35th consecutive quarter of comparable-restaurant sales growth for Olive Garden and builds on a 5.3% increase in the fourth quarter last year. Olive Garden had record total sales for the fiscal year of $2.0 billion, up 6.8% from last year, and its average annual sales per restaurant were $3.9 million. The company's sales gains, combined with lower food and beverage expense and restaurant labor costs as a percent of sales, more than offset increased restaurant and marketing expenses, resulting in a record annual operating profit and return on sales.

"We achieved solid growth in total sales and operating profit in a difficult year," said Drew Madsen, President of Olive Garden. "The combination of a challenging external environment and the same-restaurant sales success we enjoyed last year made it difficult to achieve stronger same-restaurant sales growth this year. Our team stayed focused on delivering a great guest experience, brand building innovation and balanced cost management to produce strong financial results for the year. Our promise of providing a genuine
Italian dining experience continues to resonate with our guests and differentiates us from our competitors."

                                     -MORE-
                                       -3-

RED LOBSTER'S fourth quarter sales of $644.7 million were 2.8% above prior year, driven by a 0.9% same-restaurant sales increase and revenue from 11 new restaurants opened during fiscal 2003. This is the 22nd consecutive quarter of comparable-restaurant sales growth for Red Lobster and builds on a 3.7% increase in the fourth quarter last year. Red Lobster's total sales for the fiscal year were $2.4 billion, up 4.1% from last year, and its average annual sales per restaurant were $3.7 million - record levels for Red Lobster. Nevertheless, Red Lobster's total sales were lower than expected. Despite lower food and beverage costs as a percent of sales, Red Lobster experienced increased expenses particularly restaurant labor costs, restaurant expenses, selling, general and administrative expenses and depreciation as a percent of sales. This led to a decline in operating profit versus last year.

"Our operating profit performance was very disappointing," said Edna Morris, President of Red Lobster. "It was a challenging year with difficult comparisons and several of the actions we undertook did not produce the desired results. Still, we have a powerful brand and our guest satisfaction measures remain at high levels. Given our great crew's ability and commitment to deliver outstanding food and hospitality, we are confident we can deliver solid sales and operating profit growth."

BAHAMA BREEZE opened two restaurants during the fourth quarter, bringing the total number in operation to 34 restaurants. The most recent restaurant openings are located in Cleveland, OH and Seattle, WA. Bahama Breeze delivered annual sales of over $137 million in fiscal 2003 and the company expects to open four restaurants in fiscal 2004.

SMOKEY BONES opened five restaurants during the fourth quarter and had 39 units in operation at the end of the fiscal year. In addition, the company has opened two more restaurants, located in Dickson City, PA, and Douglasville, GA, since the end of the fiscal year. Annual sales for Smokey Bones were $93 million in fiscal 2003, and it plans to open 25 to 30 restaurants during fiscal 2004.

Other Actions

Darden continued the buyback of its common stock, purchasing 5.8 million shares in the fourth quarter. Since commencing its repurchase program in December 1995, the Company has repurchased a total of 98.5 million shares under authorizations totaling 115.4 million shares.

The Company's Annual Meeting of Shareholders will be held on September 25, 2003 at the Gaylord Palms Orlando Resort Hotel in Kissimmee, FL. The record date for shareholders entitled to vote at the Annual Meeting is July 28, 2003.

May 2003 Same-Restaurant Sales Results

Darden reported same-restaurant sales for the four-week May fiscal month ended May 25, 2003. This period is the last month of Darden's fiscal 2003 fourth quarter.

Same-restaurant sales at Olive Garden were flat for fiscal May, which reflected a 3% to 4% increase in check average and a 3% to 4% decrease in guest counts. The check average increase was a result of a 2% to 3% increase in pricing and a 0% to 1% increase from menu mix changes. Last year, Olive Garden had an 8% to 9% increase in same-restaurant sales during fiscal May.

                                     -MORE-
                                       -4-

Same-restaurant sales at Red Lobster were down 2% to 3% for fiscal May, which reflected a 2% to 3% increase in check average and a 5% to 6% decrease in guest counts. The check average increase was a result of a 1% to 2% increase in pricing and a 1% to 2% increase from menu mix changes. Last year, Red Lobster had a 6% to 7% increase in same-restaurant sales during fiscal May.

Fiscal 2004 Outlook

Darden expects combined same-restaurant sales growth in fiscal 2004 of between 1% and 3% for Red Lobster and Olive Garden. This near-term goal is below the Company's long-term growth target of 3% to 5%. The Company also expects to build at least 60 new restaurants in fiscal 2004, which would put it at the upper end of the 3% to 5% long-term new unit growth range it has historically targeted.

"Given the current state of our business and present economic conditions, we believe diluted earnings per share growth in the range of 8% to 12% is appropriate for fiscal 2004," said Joe Lee. "However, in a normalized economic environment, we continue to believe we can achieve long-term annual diluted earnings per share growth of at least 15%."

The Company also noted that its fiscal 2004 is a 53-week fiscal year; typically the additional operating week would be expected to generate approximately 5 to 6 cents in diluted earnings per share. Darden expects that investments in operating programs to strengthen the business for long-term success will offset much of the financial benefit from the additional operating week.

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,270 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $4.7 billion.


Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.







                                     -MORE-

                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

        05/25/03                                                        05/26/02
        --------                                                        --------
             642               Red Lobster USA                               636
              31               Red Lobster Canada                             31
             ---               ------------------                            ---
             673               Total Red Lobster                             667

             518               Olive Garden USA                              490
               6               Olive Garden Canada                             6
             ---               -------------------                           ---
             524               Total Olive Garden                            496

              34               Bahama Breeze                                  29

              39               Smokey Bones BBQ                               19

               1               Seasons 52                                      0
             ---                                                             ---

           1,271               Total Restaurants                           1,211

                                     -MORE-
                                       -6-

                            DARDEN RESTAURANTS, INC.
                   FOURTH QUARTER FY 2003 FINANCIAL HIGHLIGHTS
                      (In Millions, Except per Share Data)
                                   (Unaudited)


                                                            13 Weeks Ended                     52 Weeks Ended

                                                       5/25/2003      5/26/2002             5/25/2003     5/26/2002
                                                       ---------      ---------             ---------     ---------
Sales                                                   $1,227.5       $1,161.9              $4,655.0      $4,366.9

Net Earnings                                               $61.1          $72.9                $232.3        $237.8

Net Earnings per Share:
  Basic                                                    $0.36          $0.42                 $1.36         $1.36
  Diluted                                                  $0.35          $0.40                 $1.31         $1.30

Average Number of Common Shares
Outstanding:
  Basic                                                    168.0          172.7                 170.3         174.7
  Diluted                                                  173.4          182.2                 177.4         183.5


                                     -MORE-
                                      -7-

                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In Thousands, Except per Share Data)
                                   (Unaudited)

                                                             13 Weeks Ended                    52 Weeks Ended

                                                       5/25/2003      5/26/2002             5/25/2003     5/26/2002
                                                       ---------      ---------             ---------     ---------
Sales                                                 $1,227,492     $1,161,949            $4,654,971    $4,366,911
Costs and Expenses:
  Cost of sales:
     Food and beverage                                   388,644        369,278             1,449,162     1,384,481
     Restaurant labor                                    386,590        353,282             1,485,046     1,373,416
     Restaurant expenses                                 181,042        165,768               700,182       625,710
       Total Cost of Sales (1)                           956,276        888,328             3,634,390     3,383,607
  Selling, general and administrative                    119,415        111,613               439,376       420,149
  Depreciation and amortization                           52,015         43,393               191,218       165,829
  Interest, net                                           10,946         10,213                42,597        36,585
  Restructuring credit                                      -358           -299                  -358        -2,568
           Total Costs and Expenses                    1,138,294      1,053,248             4,307,223     4,003,602
Earnings before Income Taxes                              89,198        108,701               347,748       363,309
Income Taxes                                             -28,088        -35,752              -115,488      -125,521
Net Earnings                                             $61,110        $72,949              $232,260      $237,788

Net Earnings per Share:
  Basic                                                    $0.36          $0.42                 $1.36         $1.36
  Diluted                                                  $0.35          $0.40                 $1.31         $1.30

Average Number of Common Shares Outstanding:
  Basic                                                  168,000        172,700               170,300       174,700
  Diluted                                                173,400        182,200               177,400       183,500


(1) Excludes restaurant depreciation and
      amortization as follows:                           $48,244        $40,526              $177,127      $155,837


                                     -MORE-
                                      -8-

                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)
                                   (Unaudited)

                                                                          5/25/2003             5/26/2002
                                                                          ---------             ---------
ASSETS
Current Assets:
   Cash and cash equivalents                                                $48,630              $152,875
   Short-term investments                                                        --                 9,904
   Receivables                                                               29,023                29,089
   Inventories                                                              173,644               172,413
   Assets held for disposal                                                      --                 3,868
   Prepaid expenses and other current assets                                 25,126                23,076
   Deferred income taxes                                                     49,206                52,127
       Total Current Assets                                                $325,629              $443,352
Land, Buildings and Equipment                                             2,157,132             1,926,947
Other Assets                                                                181,872               159,437
            Total Assets                                                 $2,664,633            $2,529,736

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                        $175,991              $160,064
   Accrued payroll                                                           85,975                87,936
   Accrued income taxes                                                      67,975                68,504
   Other accrued taxes                                                       35,069                30,474
   Unearned revenues                                                         72,698                56,632
   Other current liabilities                                                202,201               197,404
       Total Current Liabilities                                           $639,909              $601,014
Long-term Debt                                                              658,086               662,506
Deferred Income Taxes                                                       150,537               117,709
Other Liabilities                                                            19,910                19,630
       Total Liabilities                                                 $1,468,442            $1,400,859

Stockholders' Equity:
   Common stock and surplus                                              $1,525,957            $1,474,054
   Retained earnings                                                        979,443               760,684
   Treasury stock                                                        -1,254,293            -1,044,915
   Accumulated other comprehensive income                                   -10,489               -12,841
   Unearned compensation                                                    -42,848               -46,108
   Officer notes receivable                                                  -1,579                -1,997
       Total Stockholders' Equity                                        $1,196,191            $1,128,877
             Total Liabilities and Stockholders' Equity                  $2,664,633            $2,529,736


                                     -END-